Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer (919) 862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications (919) 862-1000

SALIX PHARMACEUTICALS ANNOUNCES STATISTICALLY

SIGNIFICANT RESULTS FOR BOTH THE PRIMARY AND KEY

SECONDARY ANALYSES OF RIFAXIMIN IN THE TREATMENT OF

NON-CONSTIPATION IRRITABLE BOWEL SYNDROME IN TWO

PHASE 3 TRIALS (TARGET 1 AND TARGET 2)

RALEIGH, NC September 14, 2009 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the successful outcome of two Phase 3, randomized, double-blind, placebo-controlled, multicenter trials, TARGET 1 and TARGET 2, designed to evaluate the efficacy and safety of rifaximin 550 mg TID in the treatment of patients with non-constipation irritable bowel syndrome (non-C IBS). In each trial rifaximin versus placebo treated patients demonstrated a statistically significant improvement for the primary endpoint of the adequate relief of IBS symptoms as assessed over one month (weeks 3, 4, 5 and 6) following completion of a 14-day course of therapy (weeks 1 and 2). Consistent with the primary endpoint in each trial, the key secondary endpoint of relief of IBS-related bloating also demonstrated statistical significance of rifaximin versus placebo in each trial. These two large confirmatory trials with 600 patients each were conducted following the previously reported positive results from a Phase 2 trial.

“We are extremely pleased with the outcome of our pivotal Phase 3 trials of rifaximin in the treatment of non-constipation irritable bowel syndrome,” stated Bill Forbes, Pharm.D., Senior Vice President and Chief Development Officer, Salix Pharmaceuticals. “Irritable bowel syndrome, characterized by abdominal pain, bloating and altered bowel habits, is one of the most common chronic medical conditions. Non-constipation IBS comprises the most common forms of IBS by including patients that have either diarrhea-predominant or diarrhea-constipation alternating symptoms. Based on the most current understanding of IBS, TARGET 1 and TARGET 2 were designed to investigate the utility of rifaximin, a broad spectrum, minimally absorbed, gut-selective antibiotic, with minimal side effects, in relieving the symptoms of IBS by altering the bacteria believed to be responsible for creating the symptoms. TARGET 1 and TARGET 2 will serve as the confirmatory trials for the Company’s New Drug Application seeking marketing approval for rifaximin as a treatment option in this condition which is associated with widespread prevalence, incapacitating symptoms and substantial medical costs. The Company is targeting to submit the NDA during the first half of 2010.”

Commenting on the results of TARGET 1 and TARGET 2, Mark Pimentel, MD, FRCP (C), Associate Professor of Medicine, Geffen School of Medicine at UCLA, Director, GI Motility Program, Cedars-Sinai Medical Center, stated: “Over the past decade, scientific discovery has continued to mount evidence for the role of gut bacteria in IBS and the effectiveness of antibiotics in alleviating symptoms of this condition. These two large-scale, multicenter trials affirm the rationale for a gut-selective antibiotic in the treatment of this common, chronic and debilitating condition and may provide pivotal evidence in the effort to deliver a significant therapeutic advancement to these patients.”

About TARGET 1 and TARGET 2

TARGET 1 and TARGET 2 (T-Targeted, non-systemic; A-Antibiotic; R-Rifaximin; G-Gut-selective; E-Evaluation of; T-Treatment for non-C IBS) were designed to assess the clinical efficacy and safety of a 550 mg TID dosing regimen of rifaximin (1650 mg/day) compared with placebo in a broad population comprised of males and females 18 years of age and older who have been diagnosed with non-constipation IBS, e.g., diarrhea-predominant IBS or alternating IBS. The primary efficacy endpoint of TARGET 1 and TARGET 2 is the proportion of subjects who achieve adequate relief of IBS symptoms for at least 2 weeks during the first 4 weeks of the 10-week follow-up phase. The two 600-subject trials were conducted simultaneously in approximately 180 study centers throughout the United States and Canada. Subjects received rifaximin or placebo (1:1 randomization) for 14 days and then were followed for 10 weeks for study duration of 12 weeks.

About Phase 2b Trial

Salix previously announced the successful completion and outcome of its Phase 2b trial to assess the efficacy and safety of rifaximin in the treatment of patients with diarrhea-associated irritable bowel syndrome. As reported in a May 20, 2008 press release, top-line results of the 680-patient study demonstrated that a 14-day course of rifaximin at 550 mg twice-a-day provided a statistically significant improvement in the protocol specified co-primary endpoints for both adequate relief of diarrhea-associated IBS symptoms as well as the adequate relief of IBS related bloating, compared to placebo.

About IBS

Among one of the most common chronic conditions, irritable bowel syndrome (IBS) affects approximately 15% of adults in the United States. IBS includes altered bowel habits with abdominal pain and discomfort. Among other contributors, recent science has shown that alterations in gut flora / bacteria have been identified as a potentially important contributor to the pathophysiology of IBS. Small intestinal bacterial overgrowth, a condition associated with excessive numbers of bacteria in the small intestine, may underlie some of the gastrointestinal symptoms associated with IBS. The Company estimates the U.S. commercial opportunity represented by the non-constipation IBS market to be approximately $2.2 billion.

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea caused by non-invasive strains of Escherichia coli. XIFAXAN (rifaximin) is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLVTM ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP,  75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.